Plexus Announces Fiscal Fourth Quarter and Fiscal Year 2018 Financial Results

•	Record fiscal fourth quarter revenue of $771 million and record fiscal 2018 revenue of $2.9 billion

•	Fiscal fourth quarter GAAP diluted EPS of $2.20

•	Fiscal fourth quarter non-GAAP adjusted diluted EPS of $0.96, excluding $1.24 per share related to net non-recurring tax benefits

•	Initiates fiscal first quarter 2019 revenue guidance of $750 to $790 million with GAAP diluted EPS of $0.85 to $0.95

NEENAH, WI – October 24, 2018 - Plexus (NASDAQ: PLXS) today announced financial results for its fiscal fourth quarter ended September 29, 2018, and guidance for its fiscal first quarter ending December 29, 2018.

	Three Months Ended
	Sept 29, 2018	Sept 29, 2018	Dec 29, 2018
	Q4F18 Results	Q4F18 Guidance	Q1F19 Guidance
Summary GAAP Items
Revenue (in millions)	$771	$735 to $775	$750 to $790
Operating margin	4.8%	4.5% to 4.9%	4.6% to 5.0%
Diluted EPS (1)	$2.20	$0.82 to $0.92	$0.85 to $0.95

Summary Non-GAAP Items (2)
Adjusted diluted EPS (1)	$0.96
Return on invested capital (ROIC)	16.1%
Economic Return	6.6%

(1)	Includes stock-based compensation expense of $0.14 for Q4F18 results and $0.15 for Q1F19 guidance.
(2)	Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures and a reconciliation to GAAP.
Fiscal Fourth Quarter 2018 Information

•	Won 44 manufacturing programs during the quarter representing $233 million in annualized revenue when fully ramped into production

•	Trailing four quarter wins total $889 million in annualized revenue when fully ramped into production

•	Purchased $39.2 million of our shares at an average price of $61.32 per share under our existing share repurchase programs
Fiscal Year 2018 Information

•	Revenue of $2.9 billion, up 14% from fiscal 2017

•	GAAP diluted EPS of $0.38

•
Non-GAAP adjusted diluted EPS of $3.23, excluding $2.46 per share related to net non-recurring tax expenses and $0.39 per share related to the fiscal second quarter one-time bonus paid to full-time, non-executive employees

•	ROIC of 16.1%, delivering an economic return of 660 basis points above our weighted average cost of capital

•	Purchased $137 million of our shares at an average price of $60.68 per share under our existing share repurchase programs

Todd Kelsey, President and CEO, commented, “We continue to produce meaningful growth, finishing our fiscal fourth quarter with record revenue of $771 million, near the high end of our guidance range. In addition, as a result of strong execution, we delivered fiscal fourth quarter 2018 operating margin of 4.8%, comfortably within our target range of 4.7% to 5.0%. Our solid growth and operating performance led to non-GAAP diluted EPS of $0.96, a result that was above our guidance range. Further, we delivered fiscal year 2018 revenue of $2.9 billion, representing a 14% increase over fiscal 2017.”

Patrick Jermain, Senior Vice President and CFO, commented, “During the fiscal fourth quarter, we repatriated over $50 million of offshore cash which we deployed by investing in facilities and working capital and repurchasing approximately $39 million of shares under our repurchase programs. In total, we brought back approximately $430 million in fiscal 2018.”

Mr. Jermain continued, “Fiscal fourth quarter GAAP diluted EPS included a net benefit of $1.24 per share related to U.S. tax reform. The benefit resulted from adjustments made in applying additional guidance from the U.S. Department of the Treasury, as well as our utilization of accumulated U.S. net operating loss carryforwards, which reduced the repatriation tax. We also recognized a benefit from the reversal of our valuation allowance previously maintained on our U.S. net deferred tax assets. With future projected taxable income in the U.S. due to tax reform, the valuation allowance is no longer required.”

Mr. Kelsey continued, “As we look to the fiscal first quarter of 2019, we are guiding revenue of $750 million to $790 million. We expect continued strong operating performance with operating margin in the range of 4.6% to 5.0% and GAAP diluted EPS in the range of $0.85 to $0.95. We believe that our operating performance strength in the fiscal first quarter of 2019 will alleviate the impact of increased tax expense, estimated at $0.05 per share above the previous quarter.”

Mr. Kelsey concluded, “We anticipate fiscal 2019 to be another strong growth year as we achieve full production volumes of recently launched programs and expect to capitalize on our robust fiscal 2018 wins performance. Further, we currently see overall strength in our end markets and believe we can navigate the ongoing supply chain constraints. This growth, when combined with operating margin within our 4.7% to 5.0% target range and our share repurchase program, should result in meaningful EPS expansion.”

Quarterly & Annual Comparison	Three Months Ended			Twelve Months Ended
	Sept 29, 2018	Jun 30, 2018	Sept 30, 2017	Sept 29, 2018	Sept 30, 2017
(in thousands, except EPS)	Q4F18	Q3F18	Q4F17	F18	F17
Revenue	$771,178	$726,385	$669,852	$2,873,508	$2,528,052
Gross profit	73,304	67,821	66,514	257,600	255,855
Operating income	36,965	32,446	33,965	118,283	129,908
Net income	72,742	26,501	29,009	13,040	112,062
Diluted EPS	$2.20	$0.79	$0.84	$0.38	$3.24
Adjusted net income (1)	31,615	*	*	109,600	*
Adjusted diluted EPS (1)	$0.96	*	*	$3.23	*

Gross margin	9.5%	9.3%	9.9%	9.0%	10.1%
Adjusted gross margin (1)	*	*	*	9.4%	*
Operating margin	4.8%	4.5%	5.1%	4.1%	5.1%
Adjusted operating margin (1)	*	*	*	4.6%	*

ROIC*	16.1%	15.9%	16.2%	16.1%	16.2%
Economic Return*	6.6%	6.4%	5.7%	6.6%	5.7%

(1) Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures discussed in this release, such as adjusted gross margin, adjusted gross profit, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted EPS, ROIC and Economic Return, and a reconciliation of these measures to GAAP.

* No adjustments were made in the indicated periods.

Business Segment and Market Sector Revenue
The Company measures operational performance and allocates resources on a geographic segment basis. Plexus also reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s global market sector focused business development strategy. Top 10 customers comprised 59% of revenue during the fiscal fourth quarter, up two percentage points from the fiscal third quarter of 2018, and 57% of revenue during fiscal year 2018, up one percentage point from the prior fiscal year.

Business Segments ($ in millions)	Three Months Ended		Twelve Months Ended
	Sept 29, 2018	Sept 30, 2017	Sept 29, 2018	Sept 30, 2017
Americas	$320	$314	$1,219	$1,166
Asia-Pacific	418	334	1,498	1,279
Europe, Middle East, and Africa	69	55	281	193
Elimination of inter-segment sales	(36)	(33)	(124)	(110)
Total Revenue	$771	$670	$2,874	$2,528

Market Sectors ($ in millions)	Three Months Ended						Twelve Months Ended
	Sept 29, 2018 Q4F18		Jun 30, 2018 Q3F18		Sept 30, 2017 Q4F17		Sept 29, 2018 Q4F18		Sept 30, 2017 Q4F17
Healthcare/Life Sciences	$289	37%	$266	37%	$233	35%	$1,040	36%	$859	34%
Industrial/Commercial	244	32%	225	31%	189	28%	918	32%	788	31%
Communications	118	15%	120	16%	140	21%	471	16%	478	19%
Aerospace/Defense	120	16%	115	16%	108	16%	445	16%	403	16%
Total Revenue	$771		$726		$670		$2,874		$2,528

Non-GAAP Supplemental Information
Plexus provides non-GAAP supplemental information, such as ROIC, Economic Return, and free cash flow, because such measures are used for internal management goals and decision making, and because they provide management and investors additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of items such as the one-time, non-executive employee bonus paid in the second quarter of fiscal 2018 and the transitional effects of the U.S. Tax Cuts & Jobs Act (“U.S. Tax Reform”) that are not reflective of continuing operations.  For a full reconciliation of non-GAAP measures to comparable GAAP measures, please refer to the attached Non-GAAP Supplemental Information Tables.

ROIC and Economic Return
ROIC for both fiscal 2018 and the fiscal fourth quarter was 16.1%. The Company defines ROIC as tax-effected annualized adjusted operating income divided by average invested capital over a five-quarter period for the fourth fiscal quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents. The Company’s weighted average cost of capital for fiscal 2018 was 9.5%. ROIC for both fiscal 2018 and the fiscal fourth quarter less the Company’s weighted average cost of capital resulted in an economic return of 6.6%.

Free Cash Flow Calculation
The Company defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended September 29, 2018, cash flows provided by operations was $25.4 million, less capital expenditures of $10.7 million, resulting in free cash flow of $14.7 million. For the twelve months ended September 29, 2018, cash flows provided by operations was $66.8 million, less capital expenditures of $62.8 million, resulting in free cash flow of $4.0 million.

Cash Cycle Days	Three Months Ended
	Sept 29, 2018 Q4F18	Jun 30, 2018 Q3F18	Sept 30, 2017 Q4F17
Days in Accounts Receivable	47	48	50
Days in Inventory	104	105	99
Days in Accounts Payable	(66)	(66)	(63)
Days in Cash Deposits	(12)	(14)	(16)
Annualized Cash Cycle*	73	73	70
*We calculate cash cycle as the sum of days in accounts receivable and days in inventory, less days in accounts payable and days in cash deposits.

Conference Call and Webcast Information

What:	Plexus Fiscal Q4 2018 Earnings Conference Call and Webcast
When:	Thursday, October 25, 2018 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, https://plexus.gcs-web.com/events-and-presentations/upcoming-events, where a slide presentation reviewing fiscal fourth quarter 2018 results will also be made available ahead of the conference call.

Conference call at +1.800.773.2954 with passcode: 47612122

Replay:	The webcast will be archived on the Plexus website and available via telephone replay at +1.888.843.7419 or +1.630.652.3042 with passcode: 47612122

Investor and Media Contact
Heather Beresford
+1.920.751.3612
heather.beresford@plexus.com

About Plexus – The Product Realization Company
Since 1979, Plexus has been partnering with companies to create the products that build a better world. We are a team of over 18,000, providing global Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing, and Aftermarket Services. Plexus is an industry leader that specializes in serving customers with complex products used in demanding regulatory environments. With a culture built around innovation and customer service, Plexus’ teams create customized end-to-end solutions to assure the realization of the most intricate products. For more information about Plexus, visit our website, plexus.com.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the effects of tariffs and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; the effect of start-up costs of new programs and facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix, low volumes and demanding quality, regulatory, and other requirements; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; risks related to information technology systems and data security; the effects of U.S. Tax Reform and of related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions, and tax matters in the United States and in the other countries in which we do business (including as a result of the United Kingdom’s pending exit from the European Union); the potential effect of other world or local events or other events outside our control (such as changes in energy prices, terrorism and weather events); the impact of increased competition; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings (particularly in "Risk Factors" in our fiscal 2017 Form 10-K).

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Sept 29,	Sept 30,	Sept 29,	Sept 30,
	2018	2017	2018	2017
Net sales	$771,178	$669,852	$2,873,508	$2,528,052
Cost of sales	697,874	603,338	2,615,908	2,272,197
Gross profit	73,304	66,514	257,600	255,855
Selling and administrative expenses	36,339	32,549	139,317	125,947
Operating income	36,965	33,965	118,283	129,908
Other income (expense):
Interest expense	(2,044)	(3,748)	(12,226)	(13,578)
Interest income	647	1,487	4,696	5,042
Miscellaneous	(1,268)	(697)	(3,143)	451
Income before income taxes	34,300	31,007	107,610	121,823
Income tax (benefit) expense	(38,442)	1,998	94,570	9,761
Net income	$72,742	$29,009	$13,040	$112,062
Earnings per share:
Basic	$2.27	$0.86	$0.40	$3.33
Diluted	$2.20	$0.84	$0.38	$3.24
Weighted average shares outstanding:
Basic	32,113	33,541	33,003	33,612
Diluted	33,020	34,482	33,919	34,553

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	Sept 29,	Sept 30,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$297,269	$568,860
Restricted cash	417	394
Accounts receivable	394,827	365,513
Inventories	794,346	654,642
Prepaid expenses and other	30,302	28,046
Total current assets	1,517,161	1,617,455
Property, plant and equipment, net	341,306	314,665
Deferred income taxes	10,825	5,292
Intangible assets	8,239	—
Other	55,111	38,770
Total non-current assets	415,481	358,727
Total assets	$1,932,642	$1,976,182

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$5,532	$286,934
Accounts payable	506,322	413,999
Customer deposits	90,782	107,837
Accrued salaries and wages	66,874	49,376
Other accrued liabilities	68,163	49,445
Total current liabilities	737,673	907,591
Long-term debt and capital lease obligations, net of current portion	183,085	26,173
Accrued income taxes payable	56,130	—
Deferred income taxes	14,376	—
Other liabilities	20,235	16,479
Total non-current liabilities	273,826	42,652
Total liabilities	1,011,499	950,243
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
52,567 and 51,934 shares issued, respectively,
and 31,838 and 33,464 shares outstanding, respectively	526	519
Additional paid-in-capital	581,488	555,297
Common stock held in treasury, at cost, 20,729 and 18,470, respectively	(711,138)	(574,104)
Retained earnings	1,062,246	1,049,206
Accumulated other comprehensive loss	(11,979)	(4,979)
Total shareholders’ equity	921,143	1,025,939
Total liabilities and shareholders’ equity	$1,932,642	$1,976,182

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	Sept 29,	Jun 30,	Sept 30,	Sept 29,	Sept 30,
	2018	2018	2017	2018	2017
Gross profit, as reported	$73,304	$67,821	$66,514	$257,600	$255,855
Gross margin, as reported	9.5%	9.3%	9.9%	9.0%	10.1%

Non-GAAP adjustments:
One-time employee bonus (1)	—	—	—	12,590	—
Adjusted gross profit	$73,304	$67,821	$66,514	$270,190	$255,855
Adjusted gross margin	9.5%	9.3%	9.9%	9.4%	10.1%

Operating income, as reported	$36,965	$32,446	$33,965	$118,283	$129,908
Operating margin, as reported	4.8%	4.5%	5.1%	4.1%	5.1%

Non-GAAP adjustments:
One-time employee bonus (1)	—	—	—	13,512	—
Adjusted operating income	$36,965	$32,446	$33,965	$131,795	$129,908
Adjusted operating margin	4.8%	4.5%	5.1%	4.6%	5.1%

Net income, as reported	$72,742	$26,501	$29,009	$13,040	$112,062

Non-GAAP adjustments:
One-time employee bonus, net of tax (1)	—	—	—	13,176	—
Non-recurring tax impacts (2)	(41,127)	—	—	83,384	—
Adjusted net income	$31,615	$26,501	$29,009	$109,600	$112,062

Diluted earnings per share, as reported	$2.20	$0.79	$0.84	$0.38	$3.24

Non-GAAP per share adjustments:
One-time employee bonus, net of tax (1)	—	—	—	0.39	—
Non-recurring tax impacts (2)	(1.24)	—	—	2.46	—
Adjusted diluted earnings per share	$0.96	$0.79	$0.84	$3.23	$3.24

(1)
During Q2F18, a $13.5 million one-time employee bonus was paid; of this amount, $12.6 million was recorded in cost of sales and $0.9 million was recorded in selling and administrative expenses in the accompanying Condensed Consolidated Statements of Operations.

(2)
During the three months ended September 29, 2018, non-recurring tax benefits of $38.6 million resulted primarily from the use of current year tax losses and net operating loss carryforwards against the deemed repatriation tax as well as a $3.6 million benefit due to the reversal of a valuation allowance on U.S. deferred tax assets. These benefits were partially offset by a $1.1 million tax expense for other non-recurring tax items.

During the twelve months ended September 29, 2018, non-recurring tax expenses of $85.9 million and $1.1 million were recorded as a result of U.S. Tax Reform and other non-recurring tax items, respectively, which were partially offset by a $3.6 million tax benefit from the reversal of a valuation allowance on U.S. deferred tax assets.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Twelve Months Ended		Nine Months Ended		Twelve Months Ended
	Sept 29,		Jun 30,		Sept 30,
	2018		2018		2017
Operating income, as reported		$118,283		$81,318		$129,908
One-time employee bonus	+	13,512	+	13,512	+	—
Adjusted operating income		$131,795		$94,830		$129,908
			÷	3
				$31,610
			x	4
Adjusted annualized operating income		$131,795		$126,440		$129,908
Adjusted effective tax rate	x	10%	x	10%	x	8%
Tax impact		13,180		12,644		10,393
Adjusted operating income (tax effected)		$118,615		$113,796		$119,515

Average invested capital	÷	$735,598	÷	$716,374	÷	$738,266

ROIC		16.1%		15.9%		16.2%
Weighted average cost of capital	-	9.5%	-	9.5%	-	10.5%
Economic return		6.6%		6.4%		5.7%

	Three Months Ended
Average Invested Capital	Sept 29,	Jun 30,	Mar 31,	Dec 30,	Sept 30,
Calculations	2018	2018	2018	2017	2017
Equity	$921,143	$882,360	$920,503	$933,849	$1,025,939
Plus:
Debt - current	5,532	6,365	180,772	179,881	286,934
Debt - long-term	183,085	180,204	27,217	26,047	26,173
Less:
Cash and cash equivalents	(297,269)	(332,723)	(402,470)	(506,694)	(568,860)
	$812,491	$736,206	$726,022	$633,083	$770,186

	Three Months Ended
Average Invested Capital	Jul 1,	Apr 1,	Dec 31,	Oct 1,
Calculations	2017	2017	2016	2016
Equity	$991,306	$961,438	$927,542	$916,797
Plus:
Debt - current	267,297	92,623	78,879	78,507
Debt - long-term	26,138	185,638	184,136	184,002
Less:
Cash and cash equivalents	(519,172)	(524,520)	(496,505)	(432,964)
	$765,569	$715,179	$694,052	$746,342